Exhibit 99.1

Contact:	Uzi Sasson
Chief Financial Officer
IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700
IXYS CORPORATION ANNOUNCES ITS FOURTH QUARTER AND FISCAL YEAR RESULTS
SANTA CLARA, CA. June 8, 2006 — IXYS Corporation (NASDAQ:SYXI) today announced that, for the fourth fiscal quarter ended March 31, 2006, IXYS reported net revenues of $64.4 million, as compared with net revenues of $69.0 million for the same period in the prior fiscal year.
Gross profit was $20.4 million, or 31.6% of net revenues, for the quarter ended March 31, 2006, as compared to gross profit of $23.2 million, or 33.6% of net revenues, for the same quarter in the prior fiscal year.
Net income for the quarter ended March 31, 2006, was $30.3 million, or $0.85 per diluted share, as compared to $5.8 million, or $0.16 per diluted share, for the same quarter in the prior fiscal year.
Excluding the impact of a litigation provision credit adjustment of $8.7 million related to the litigation involving LoJack Corporation and other non-recurring adjustments to deferred tax assets made in the quarter ended March 31, 2006, net income for the quarter ended March 31, 2006 would have been $5.4 million, or $0.15 per diluted share.
For the fiscal year ended March 31, 2006, IXYS reported net revenues of $251.5 million, as compared with net revenues of $256.6 million for the prior fiscal year.
Gross profit for the fiscal year ended March 31, 2006 was $81.7 million, or 32.5% of net revenues, as compared to gross profit of $79.9 million, or 31.1% of net revenues, for the prior fiscal year.

Net loss for the fiscal year ended March 31, 2006, was $6.1 million, or $0.18 loss per diluted share, as compared to net income of $16.2 million, or $0.46 per diluted share, for the prior fiscal year.
Excluding the impact of the litigation provision charge of $42.8 million and other non-recurring adjustments to related deferred tax assets made in the quarter ended March 31, 2006, net income for the year ended March 31, 2006 would have been $20.5 million, or $0.57 per diluted share.
“Consistent with our long term growth plan, we are pleased to return to sequential quarterly revenue growth, from $60.3 million in the December, 2005 quarter to $64.4 million in the March, 2006 quarter. IXYS has demonstrated a tripling of its revenues in the last four fiscal years. Our cash grew last year, even with the purchase of a record number of our own shares and buying two of our facilities, and, at March 31, 2006, was $78.5 million. During the past fiscal year, we harvested the benefits of our product diversification and investments in new products. We strengthened our Board of Directors, invested in our worldwide corporate infrastructure and in our technology, and expanded our manufacturing capacities. We continue to focus on growing our revenues and improving our gross margins,” said Dr. Nathan Zommer, Chief Executive Officer.
Uzi Sasson, Chief Financial Officer, said, “Consistent with our seasonal expectations, we project our revenues for the June 2006 quarter to be between $65 million and $67 million.”
IXYS develops and markets primarily high performance power and RF semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.
Non-GAAP Financial Information
Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures of operating performance because they exclude the impact of the litigation provision related to the LoJack litigation and the impact of various adjustments to deferred tax assets, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net (loss) income and net (loss) income per share, or other financial measures prepared in accordance with GAAP.
Safe Harbor Statement
The foregoing press release contains forward-looking statements, including those related to revenue growth, improvement of gross margins and our projection of revenues for the June 2006 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, an unexpected increase or leveling of our costs or reduced cash flows, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended December 31, 2005, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.
Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$78,505	$58,299
Accounts receivable, net	42,774	41,388
Other receivables	1,433	—
Inventories, net	60,357	51,411
Prepaid expenses and other current assets	2,688	4,134
Deferred income taxes	25,049	6,649

Total current assets	210,806	161,881
Plant and equipment, net	40,049	27,814
Other assets	12,580	27,409
Deferred income taxes	16,552	2,787

Total assets	$279,987	$219,891

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,255	$2,733
Current portion of notes payable to bank	973	—
Accounts payable	20,259	12,962
Accrued expenses and other current liabilities	68,504	22,123

Total current liabilities	91,991	37,818
Capitalized lease and other long term obligations, net of current portion	14,447	4,566
Pension liabilities	13,576	12,230

Total liabilities	120,014	54,614

Common stock	347	336
Additional paid-in capital	156,664	151,820
Notes receivable from stockholders	(59)	(355)
Retained earnings	(614)	5,492
Accumulated other comprehensive income	3,635	7,984

Stockholders’ equity	159,973	165,277

Total liabilities and stockholders’ equity	$279,987	$219,891

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net revenues	$64,425	$69,023	$251,487	$256,620
Cost of goods sold	44,043	45,854	169,792	176,710

Gross profit	20,382	23,169	81,695	79,910

Operating expenses:
Research, development and engineering	4,324	4,174	17,523	18,574
Selling, general and administrative	10,502	9,952	38,371	35,707
Litigation provision	(8,690)	—	42,810	—

Total operating expenses	6,136	14,126	98,704	54,281

Operating income (loss)	14,246	9,043	(17,009)	25,629
Other income (expense), net	2,040	(120)	3,992	152

Income (loss) before income tax provision	16,286	8,923	(13,017)	25,781
(Benefit) provision for income tax expense	(14,015)	3,134	(6,911)	9,539

Net income (loss)	$30,301	$5,789	($6,106)	$16,242

Net income (loss) per share — basic	$0.89	$0.17	($0.18)	$0.49

Weighted average shares used in per share calculation — basic	34,015	33,034	33,636	33,093

Net income (loss) per share — diluted	$0.85	$0.16	($0.18)	$0.46

Weighted average shares used in per share calculation - diluted	35,792	35,297	33,636	35,085

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

	Quarter Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net (loss) income, as reported (GAAP)	$30,301	$5,789	$(6,106)	$16,242
Adjustments to GAAP net income (loss):		—		—
Litigation provision	(8,690)	—	42,810	—
Deferred tax assets recognized on LoJack litigation provision and other non-recurring items	(16,193)	—	(16,193)	—

Non-GAAP net income	$5,418	$5,789	$20,511	$16,242

Net income (loss) per share-basic, as reported (GAAP)	$0.89	$0.17	$(0.18)	$0.49
Adjustments to GAAP net income (loss) per share-basic:
Litigation provision	(0.25)	—	1.27	—
Deferred tax assets recognized on LoJack litigation provision and other non-recurring items	(0.48)	—	(0.48)	—

Net income per share-basic, (non-GAAP)	$0.16	$0.17	$0.61	$0.49

Net income (loss) per share-diluted, as reported (GAAP)	$0.85	$0.16	$(0.18)	$0.46
Adjustments to GAAP net income (loss) per share-diluted:
Litigation provision	(0.25)	—	1.20	—
Deferred tax assets recognized on LoJack litigation provision and other non-recurring items	(0.45)	—	(0.45)	—

Net income per share-diluted, (non-GAAP)	$0.15	$0.16	$0.57	$0.46

Weighted average shares used in per share calculation
Basic	34,015	33,034	33,636	33,093
Dilutive weighted average share	1,777	2,263	2,180	1,992

Diluted	35,792	35,297	35,816	35,085